EXHIBIT 10.1

February 9, 2015

David J. Dick
60 Freeman Street
Roseland, NJ 07068

Dear David,

Thank you for your interest in Aéropostale, Inc. Everyone with whom you met felt it would be wonderful to add you to our team. As such, it is with real excitement that we offer you to be a member of our team. Set forth below are the terms of our offer.

Position and Salary:
You are being offered the position of the SVP-Chief Financial Officer, reporting to Julian Geiger, Chief Executive Officer. Your start date will be Tuesday, February 17, 2015. As discussed, your starting base compensation will be $385,000 annually. Your salary will be paid bi-weekly in accordance with Aéropostale’s normal payroll practices, less appropriate withholdings, beginning on Friday, February 20, 2015. We will review your performance and base compensation in accordance with our annual review process in April 2016.

This position is considered an exempt position for purposes of federal wage and hour law, which means that you will not be eligible for overtime pay regardless of hours actually worked in excess of 40 in a given workweek. This offer is contingent on the successful completion of our standard background investigation, which includes criminal record and/or credit check.

Company Performance Bonus:
You will be eligible to participate in our 2015-2016 Annual Incentive Plan (AIP). Based on your position, you will have a target bonus of 50% of your base salary, prorated based on your start date.  This is a company performance-based incentive plan. Details of the incentive plan will be provided to you separately. This potential AIP bonus is payable with your annual performance review.

Equity Award Plan:
You will be eligible to participate in the Aéropostale, Inc. 2014 Long Term Incentive Plan. Generally, equity awards are granted annually in accordance with our review process and subject to the approval of the Compensation Committee of our Board of Directors. For Fiscal Year 2015, you will be eligible to receive 50,000 Performance Share Units and 20,000 Restricted Shares Units in accordance with our annual grant in the spring of 2015. These shares will vest three years after the date of grant.

Car Allowance:
You will be eligible for an annual car allowance of $8,500, which will be included in your bi-weekly salary payments.

112 W. 34th Street 22nd Floor – New York, NY 10120

Benefits:
Aéropostale, Inc. offers a competitive benefits package. These benefits are designed to promote health & wellness, assist in your financial future, and manage the demands of work and your personal life. Detailed information on all of our benefits will be provided to you during your New Hire Orientation. Health benefits are available to you the 1st day of the month following your first 30 days of service.

As a Senior Vice President, you will be eligible to participate in the Executive Medical Program, which reimburses qualified expenses not covered under an executive’s primary plan. A program overview will be provided to you.

In addition, after you complete one year of service, at the first monthly enrollment, you will be eligible to participate in our company 401(k) plan.

You will be eligible for twenty-four (24) paid time off (PTO) days annually, subject to the company’s accrual policy, based upon your start date.

You will also be eligible to participate in the Aeropostale, Inc. Long-Term Incentive Deferred Compensation Program. This plan is a company sponsored retirement vehicle for company executives. A program overview will be provided to you.

You will also be entitled to participate in, or receive an appropriate benefit under, any other plans and programs in effect from time to time that other Senior Vice Presidents at the Company are entitled to participate in, or receive a benefit under, in accordance with company policies, including but not limited to, policies for sick leave and sick pay, reimbursement of reasonable business expenses, and similar matters.

Severance:
You will be eligible to receive severance. The Company shall pay you an up to fifty-two (52) weeks base salary, payable in substantially equal installments in accordance with the Company’s regular payroll cycle, not including bonus compensation, car allowance or any other additional benefits from the Company and is payable solely in the event that your employment with the Company is terminated by the Company “without cause”; provided, however, that any amounts you are due to receive pursuant to this sentence shall cease immediately upon your obtaining full time employment either as an employee, consultant, principal, agent, officer, director, partner or otherwise; provided further, as a condition to receiving the above-described severance you must participate in any Aéropostale provided outplacement program.  You must notify Aéropostale within three (3) days of starting the employment specified in the immediately preceding sentence.  Notwithstanding the foregoing to the contrary contained in this paragraph, you shall receive a minimum of twenty-six (26) weeks of base salary under this paragraph.

Severance will not be available in the event that the Company terminates your employment for “cause” or if you voluntarily terminate your employment with the Company.

Non-Compete:
As a Senior Vice President, you agree that for a period of twelve (12) months following the voluntary or involuntary termination of employment, you shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any of the following business organizations, including subsidiaries, affiliates and related companies, that competes, or plans to compete with the Company: American Eagle Outfitters, Inc., Abercrombie & Fitch Co., Buckle, Inc. Charlotte Russe Holdings Inc., Children’s Place, Gap, Inc., Hot Topic, Inc., Express Stores, The Gymboree Corporation, New York & Company, Inc., Pacific Sunwear of California Inc., Tween Brands Inc., Wet Seal Inc., Zumiez, Inc.

Non-Solicitation:
As a Senior Vice President, you agree that for a period of twelve (12) months following the voluntary or involuntary termination of employment, you shall not, directly or indirectly, on your behalf or on behalf of or in

112 W. 34th Street 22nd Floor – New York, NY 10120

conjunction with any person, partnership, firm, company, corporation or other entity, without the Company’s prior written consent, solicit or induce, or attempt to solicit or induce any employee, agent or consultant of the Company (or its subsidiaries) to terminate his or her employ or other relationship with the Company (or its subsidiaries), or in any way interfere with or disrupt the Company’s (or its subsidiaries) relationship with any of its employees, agent, or consultants.

Conditions:
It is our policy that employees are not to use or disclose confidential information or trade secrets obtained from any source or during any prior employment. We require all employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information, or competition. You must inform us if you are subject to any such obligations. Violation of this requirement may result in termination of your employment with us. By signing this letter you further agree that you will not bring any confidential documents of another, nor disclose any confidential information of another, and will in all ways abide by these requirements.  You also agree not to use any of Aéropostale’s confidential information or trade secrets for your own benefit, or disclose Aéropostale’s confidential information or trade secrets to any third party.

Our employment relationship will be terminable at will, which means that either you or Aéropostale, Inc. may terminate your employment at any time and for any reason or no reason without further obligation or liability. This offer letter is neither intended nor implies as a contract of employment.

Aéropostale, Inc. is required to verify your identity and authorization to work in the United States. This offer of employment is contingent upon providing us with proper documents that confirms your identity and U.S. employment eligibility, as required by federal law. Please bring the proper documents on your first day of employment.  This letter may not be modified except in writing signed by both you and Aéropostale, Inc.

Aéropostale, Inc. provides equal opportunity in employment and will administer its policies with regard to recruitment, training, promotion, transfer, demotion, layoff, termination, compensation and benefits without regard to race, religion, color, national origin, citizenship, marital status, sex, sexual orientation, age, disability or status as a disabled veteran or any other characteristic or status protected by applicable law.
We look forward to you joining our team and contributing to the success and growth at Aéropostale, Inc.!  Please feel free to call me at 646-485-5427 with any questions or should you need further assistance. This offer is valid until Friday, February 13, 2015.

Sincerely,

/s/ Robin Sepe

Robin Sepe
Group Vice President - Human Resources
Aéropostale, Inc.

Acknowledged and Accepted By:  David J. Dick

Signed: /s/ David J. Dick

Date: February 10, 2015

112 W. 34th Street 22nd Floor – New York, NY 10120